EXPLANATION OF RESPONSES
(1)
Pursuant to the Agreement and Plan of Merger, dated November 16, 2021 (the “Merger Agreement”), by and among the Issuer, Penny HoldCo, Inc., a Delaware corporation and a wholly owned subsidiary of the Issuer (“Parent”), SimpleNexus, LLC, a Utah limited liability company (the “SimpleNexus”), and certain other parties, effective January 7, 2022, among other things: (i) the Issuer merged with a merger sub and survived such merger as a wholly owned subsidiary of Parent (the “nCino Merger”); (ii) certain blocker merger sub entities merged with and into the respective corresponding blocker entity, with each of the respective blocker entities surviving as a wholly owned subsidiary of Parent; (iii) SimpleNexus merged with a separate merger sub and survived such merger as a wholly owned indirect subsidiary of Parent (the mergers contemplated in clauses (i) – (iii) hereof, collectively, the “Mergers”). Upon completion of the Mergers, Parent changed its name to nCino, Inc.

(2)
Pursuant to the Merger Agreement, at the effective time of the nCino Merger (the “Effective Time”), these shares of the Issuer’s common stock, par value $0.0005 per share (“Shares”), converted automatically into an equivalent number of shares of common stock, par value $0.0005 per share, of Parent (“Parent Shares”).  As of January 7, 2022, the closing market price of the Shares was $50.82.

(3)
For purposes of the exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors of the Issuer approved the disposition of any direct or indirect pecuniary interest in any and all of the securities of the Issuer by the reporting person as a result of or in connection with the transaction reported in this Form 4.

(4)
10,310,944 Shares are held of record by Insight Venture Partners IX, L.P. (“IVP IX”), 5,123,257 Shares are held of record by Insight Venture Partners (Cayman) IX, L.P. (“IVP Cayman IX”), 1,092,443 Shares are held of record by Insight Venture Partners (Delaware) IX, L.P. (“IVP Delaware IX”) and 205,816 Shares are held of record by Insight Venture Partners IX (Co-Investors), L.P. (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, “Fund IX”).  4,190,253 Shares are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P. (“IVP GBCF”), 3,368,720 Shares are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P. (“IVP GBCF Cayman”), 3,097,549 Shares are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. (“IVP GBCF Delaware”) and 3,812,367 Shares are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (“IVP GBCF (B)” and, together with IVP GBCF, IVP GBCF Cayman and IVP GBCF Delaware, “GBCF”).  9,547 Shares are held of record by IVP (Venice), L.P. (“Venice” and, together with Fund IX and GBCF, the “Funds”).  These Shares are indicated as indirectly owned by the reporting person because the reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”), Holdings is the sole shareholder of each of Insight Venture Associates IX, Ltd. (“IVA IX Ltd”), Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA GBCF Ltd”) and Insight Venture Associates X, Ltd. (“IVA X Ltd”), IVA IX Ltd is the general partner of Insight Venture Associates IX, L.P. (“IVA IX LP”), IVA GBCF Ltd is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA GBCF LP”) and IVA X Ltd is the managing member of IVP GP (Venice), LLC (“Venice GP”), and, in turn, IVA IX LP is the general partner of Fund IX, IVA GBCF LP is the general partner of GBCF, and Venice GP is the general partner of Venice, and the reporting person therefore may be deemed to share voting and dispositive power over such Shares. The reporting person disclaims beneficial ownership of all Shares held of record by each of the Funds, except to the extent of his pecuniary interest therein.

(5)
1,144 Shares are held of record by JPH DE Trust Holdings LLC and 17,960 Shares are held of record by JPH Private Investments LLC.  The reporting person controls JPH DE Trust Holdings LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Exchange Act, the reporting person may be deemed to be the beneficial owner of the Shares held of record by JPH DE Trust Holdings LLC and JPH Private Investments LLC.

(6)
Each restricted stock unit (“RSU”) represents a contingent right to receive one Share or, in the Issuer’s discretion, an amount of cash equal to the fair market value of the Shares represented by the RSUs on the payment date.  These RSUs vest in full on July 15, 2022, subject to the reporting person’s continued service through the applicable vesting date.  These RSUs fully vest upon a change in control of the Issuer.

(7)
Pursuant to the Merger Agreement, at the Effective Time, these RSUs converted automatically into an award of an equivalent number of Parent restricted stock units on substantially the same terms and conditions (including vesting and delivery schedule) as applied to such RSUs immediately prior to the Effective Time.